Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Daniel E. Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gce.com

GRAND CANYON EDUCATION, INC. REPORTS

FIRST QUARTER 2021 RESULTS

PHOENIX, AZ., May 5, 2021—Grand Canyon Education, Inc. (NASDAQ: LOPE), (“GCE” or the “Company”), is a publicly traded education services company that currently provides services to 26 university partners. GCE provides a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE today announced financial results for the quarter ended March 31, 2021.

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Grand Canyon Education, Inc. Reports First Quarter 2021 Results

For the three months ended March 31, 2021:

●	Service revenue was $236.9 million for the first quarter of 2021 compared to $221.7 million for the first quarter of 2020. The 6.9% increase year over year in service revenue was primarily due to an increase in university partner enrollments between years of 7.2% partially offset by a decrease in revenue per student year over year. The decrease in revenue per student is primarily due to the service revenue impact of the lower room, board, fee and ancillary revenues at Grand Canyon University (“GCU”), our largest university partner, in 2021 and 2020 caused by COVID-19 (see – Impact of COVID-19 below). In addition, we generated slightly more revenues in 2020 as compared to 2021 due to 2020 being a Leap Year and we did not renew a contract with a university partner with two sites in the first quarter of 2021. This was partially offset by the fact that our service agreements with our other university partners generally generate a higher revenue per student than our agreement with GCU. This higher revenue is due to our service agreements with other partners generally provide us with a higher revenue share percentage, the partners have higher tuition rates than GCU and the majority of their students are studying in the Accelerated Bachelor of Science in Nursing program so these students take more credits on average per semester.
●	Partner enrollments grew 7.2% and totaled 115,390 at March 31, 2021 as compared to 107,591 at March 31, 2020. Enrollments at GCU grew to 111,055 at March 31, 2021, an increase of 7.2% over enrollments at March 31, 2020, while enrollments at our other university partners were 4,335, an increase of 8.4% over enrollments at March 31, 2020. Excluded from other university partner enrollments at March 31, 2021 are enrollments from a university partner in which we and the university partner mutually agreed that the service agreement would not be extended upon its expiration.
●	Operating income for the three months ended March 31, 2021 was $84.2 million, an increase of $3.4 million as compared to $80.8 million for the same period in 2020. The operating margin for the three months ended March 31, 2021 was 35.5%, compared to 36.5% for the same period in 2020.

●	The tax rate in the three months ended March 31, 2021 was 20.4% compared to 24.2% in the same period in 2020. The 2021 effective tax rate was lower due to higher excess tax benefits in the first quarter of 2021 of $4.4 million, compared to $0.6 million for the same period in 2020.

●	Net income increased 9.4% to $78.1 million for the first quarter of 2021, compared to $71.4 million for the same period in 2020. As adjusted net income was $79.8 million and $73.0 million for the first quarters of 2021 and 2020, respectively.

●	Diluted net income per share was $1.69 and $1.49 for the first quarters of 2021 and 2020, respectively. As adjusted diluted net income per share was $1.72 and $1.53 for the first quarters of 2021 and 2020, respectively.

●	Adjusted EBITDA increased 5.2% to $95.6 million for the first quarter of 2021, compared to $90.9 million for the same period in 2020.

Balance Sheet and Cash Flow

Our unrestricted cash and cash equivalents and investments were $262.3 million and $256.6 million at March 31, 2021 and December 31, 2020, respectively. Our credit facility had an available line of credit of $150.0 million as of March 31, 2021.

Arrangements with GCU

In conjunction with the Asset Purchase Agreement with GCU, we received a secured note (the “Secured Note”) as consideration for the transferred assets. The Secured Note contains customary commercial credit terms, including affirmative and negative covenants applicable to GCU, and provides that the Secured Note bears interest at an annual rate of 6%, has a maturity date of June 30, 2025, and is secured by all the assets of GCU. The Secured Note provides for GCU to make interest only payments during the term, with all principal and accrued and unpaid interest due at maturity, and also provides that we may loan additional amounts to GCU to fund approved capital expenditures during the first three years of the term. As of March 31, 2021, the Company had loaned an additional $99,815 to GCU, net of repayments. We believe that GCU’s cash flows from operations are currently sufficient to fund all of its capital expenditures without additional loans from us although it is possible that GCU will continue to borrow from us for short term cash flow needs.

Cash Flows

Net cash provided by operating activities for the three months ended March 31, 2021 was $89.8 million as compared to $85.7 million for the three months ended March 31, 2020. The increase in cash generated from operating activities between the three months ended March 31, 2020 and the three months ended March 31, 2021 was primarily due to an increase in net income between periods partially offset by changes in other working capital balances. We define working capital as the assets and liabilities, other than cash, generated through the Company’s primary operating activities. Changes in these balances are included in the changes in assets and liabilities presented in the consolidated statement of cash flows.

Net cash used in investing activities was $34.8 million and $1.9 million for the three months ended March 31, 2021 and 2020, respectively. The net cash used in investing activities in the three months ended March 31, 2021 consisted of capital expenditures of $8.9 million and purchases of investments, net of proceeds from the sale of investments of $25.8 million. During the three months ended March 31, 2020, we paid $6.1 million for capital expenditures and received proceeds from investments of $4.3 million. During the three-month period for 2021 and 2020, capital expenditures primarily consisted of leasehold improvements and equipment for new university partner locations, as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. The increase in capital expenditures between periods is primarily due to the increase in the number of sites opened. We invest approximately $1.5 million in leasehold improvements and equipment for each off-campus classroom and laboratory site. We opened seven new sites in the second half of 2020, one new site in the Spring of 2021 and currently plan to open five additional sites in the last nine months of 2021.

Net cash used in financing activities was $74.9 million and $73.9 million for the three months ended March 31, 2021 and 2020, respectively. During the three months ended March 31, 2021, $6.0 million was used to purchase common shares withheld in lieu of income taxes resulting from the vesting of restricted share awards, $56.3 million was used to purchase treasury stock in accordance with the Company’s share repurchase program, and $7.0 million was paid to Morgan Stanley under our ASR agreement for shares that will be settled no later than May 7, 2021. Principal payments on notes payable and capital leases totaled $8.3 million, partially offset by proceeds from the exercise of stock options of $2.7 million. During the three months ended March 31, 2020, $5.0 million was used to purchase common shares withheld in lieu of income taxes resulting from the vesting of restricted share awards and $60.7 million was used to purchase treasury stock in accordance with the Company’s share repurchase program. Principal payments on notes payable and capital leases totaled $8.3 million, partially offset by proceeds from the exercise of stock options of $0.1 million.

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Grand Canyon Education, Inc. Reports First Quarter 2021 Results

Impact of COVID-19

In March 2020, the World Health Organization declared the COVID-19 outbreak to be a global pandemic. This contagious outbreak, which has continued to spread, and the related adverse public health developments, including orders to shelter-in-place, travel restrictions and mandated non-essential business closures, have adversely affected workforces, organizations, customers, economies and financial markets globally, leading to an economic downturn and increased market volatility. It has also disrupted the normal operations of many businesses, including ours, and that of our university partners.

GCE has a long-term master services agreement with GCU (the “Master Services Agreement”) pursuant to which GCE provides education services to GCU in return for 60% of GCU’s tuition and fee revenues, which includes fee revenues from room, board, and other ancillary businesses including a student-run golf course and hotel. GCU has four types of students: traditional ground university students, who attend class on its campus in Phoenix, Arizona and of which approximately 70% have historically lived on campus in university owned residence halls; professional studies students, who are working adult students who attend class one night a week on the Phoenix campus; online students who attend class fully online: and students who are studying in hybrid programs in which the ground component takes place at off-campus classroom and laboratory sites.

The COVID-19 outbreak, as well as measures taken to contain its spread, has impacted GCU’s students and its business in a number of ways. Beginning in March 2020, GCU’s programs for its professional studies students and its traditional ground university students were immediately converted to an online learning environment and residential students were strongly encouraged to move off campus. Summer 2020 semester classes were moved to an online environment as well and most students were given the choice of attending the Fall semester in person or completely online. Given GCE’s historical experience delivering online education services and the fact that all of GCU’s students and faculty use the university’s online learning management system for at least some of the coursework, the transition has been seamless and thus, the university has not incurred a significant decrease in tuition revenue or significant increase in costs associated with this transition. The following impacts from the COVID-19 pandemic, however, did serve to reduce GCU’s non-tuition revenue during 2020 and the Spring semester of 2021 and, consequently, the service revenues we earned under the Master Services Agreement:

●	Traditional ground university students who elected to move off campus near the end of the Spring 2020 semester received partial refunds for dormitory and meal payments, which reduced GCU’s revenue and thus the service revenues earned by GCE in the last nine days of March 2020 and the month of April 2020;

●	Ancillary businesses operated by GCU such as its hotel and merchandise shops were closed in late March 2020. Most of these businesses re-opened with scaled back operations in mid-September 2020, which reduced and will continue to reduce GCU’s revenues and thus the service revenues earned by GCE until these businesses are fully reopened;

●	Limited residential students remained on campus during the Summer 2020 semester, which reduced GCU’s dormitory and ancillary revenues and thus the service revenues earned by GCE;

●	GCU’s doctoral students are required to attend two residencies on the university’s campus and at its hotel in Phoenix, Arizona as part of their dissertation. On an annual basis approximately 3,000 learners attend the week-long residency, most of whom have historically attended in the Summer. Most of the residencies which were scheduled for the last week of March 2020 through the end of July 2020 were cancelled. The doctoral residencies scheduled for August 2020 through December 2020 were held at another location with lower than normal attendance. In the first quarter of 2021, doctoral residencies returned to the university’s campus and its hotel, although at lower than normal attendance. This has reduced and will continue to reduce GCU’s revenues including at its hotel, and thus reduced service revenues earned by GCE until residencies return to normal attendance;

●	GCU shifted its start date for the Fall semester for its traditional ground students from August 24, 2020 to September 8, 2020, which had the effect of moving tuition revenue for all GCU traditional students and certain ancillary revenue for residential students, from the third quarter of 2020 to the fourth quarter of 2020;

●	GCU shifted its move-in date for its residential students to the week of September 21, 2020, which reduced housing revenue and certain ancillary revenue for residential students by three weeks. In addition, approximately 4,900 of GCU’s traditional campus students elected to attend the Fall semester entirely in the online modality. Residential enrollment for the Fall of 2020 was approximately 11,500 whereas residential bed capacity is approximately 14,500. This reduction in residential students caused a reduction in GCU’s revenue and thus the service revenues earned by GCE; and

●	The first week of the Spring 2021 semester was completed in an online modality for GCU’s traditional students to provide greater flexibility for students returning to campus after the holidays. Face-to-face instruction for the semester commenced on January 11, 2021 and ended April 1, 2021 for approximately 80% of classes, followed by two weeks of online instruction. Approximately 3,500 traditional ground students elected to complete the Spring semester entirely in the online modality. These changes had the effect of reducing GCU’s dormitory and ancillary revenues in the Spring of 2021 and thus the service revenues earned by GCE.

GCU anticipates a higher number of residential students will remain on campus during the Summer semester of 2021 than in 2020 and that ancillary businesses operated by GCU such as its hotel and merchandise shops will be open. However, GCU anticipates that the revenue earned in dormitory and ancillary revenues will remain below pre-COVID levels and thus the service revenues earned by GCE will continue to be impacted.

The changes described above at GCU have impacted or will impact GCE’s service revenue under the Master Services Agreement. In addition, due to the limited operating expenses that we incur to deliver those services, there has been or will be a direct reduction in our operating profit and operating margin.

GCE also has long-term services agreements with numerous other university partners across the United States. The majority of these other university partners’ students are studying in the Accelerated Bachelor of Science in Nursing program which is offered in a 12-16 month format in three or four academic semesters. The Spring, Summer and Fall 2020 semesters were completed without interruption and each university partner has started its Spring 2021 semester. Some students who were scheduled to start their program in the Summer 2020 semester delayed their start until the Fall 2020 semester, which resulted in lower enrollments and revenues in the Summer 2020 semester than was planned. In a number of locations, the demand to start in the Fall 2020 semester was greater than initially planned but a number of our university or healthcare partners chose not to increase the Fall 2020 cohort size to compensate for the Summer 2020 start shortfall due to concerns about clinical availability. The Fall 2020 enrollment was only slightly lower than our original expectations as the Summer 2020 new start shortfall was offset by higher retention rates and slightly higher than expected Fall 2020 new starts.

No changes are currently anticipated with our other university partners related to the Summer 2021 semester that would have an impact on GCE’s service revenue, operating profit and operating margins. However, if one of our university partners closes an off-campus classroom and laboratory site prior to the end of the Summer 2021 semester, such an event would reduce the service revenues earned by GCE.

The COVID-19 outbreak also presents operational challenges to GCE as approximately 90% of our workforce is currently working remotely and is expected to continue doing so for the foreseeable future. This degree of remote working could increase risks in the areas of internal control, cyber security and the use of remote technology, and thereby result in interruptions or disruptions in normal operational processes.

It is not possible for us to completely predict the duration or magnitude of the adverse results of the COVID-19 pandemic and its effects on our business, results of operations or financial condition at this time, but such effects may be material in future quarters.

We estimate that the shift in net revenue from the third quarter to the fourth quarter as a result of the shift in the start date of the GCU Fall 2020 semester was $9.9 million. We estimate that the reduction in service revenue attributable to reduced tuition, fees and ancillary revenues of our university partners resulting from COVID-19 was $1.8 million, $7.5 million, $13.0 million and $7.3 million in the first, second, third and fourth quarters of 2020, respectively.

We estimate that the reduction in service revenue attributable to reduced tuition, fees and ancillary revenues of our university partners resulting from COVID-19 was $4.5 million in the first quarter of 2021 with a comparable reduction in operating profit.

We estimate that the reduction in service revenue attributable to reduced tuition, fees and ancillary revenues of our university partners resulting from COVID-19 will be $1.2 million in the second quarter of 2021 with a comparable reduction in operating profit.

Grand Canyon Education, Inc. Reports First Quarter 2021 Results and Full Year Outlook

2021 Outlook

Q2 2021:	Service revenue of $202.0 million; As Adjusted Operating Margin 25.6%; As Adjusted Diluted EPS of $1.09 using 45.8 million diluted shares
Q3 2021:	Service revenue of $217.5 million; As Adjusted Operating Margin 28.9%; As Adjusted Diluted EPS of $1.28 using 45.4 million diluted shares
Q4 2021:	Service revenue of $263.5 million; As Adjusted Operating Margin 41.7%; As Adjusted Diluted EPS of $2.10 using 44.9 million diluted shares
Full Year 2021:	Service revenue of $919.9 million; As Adjusted Operating Margin 33.8%; As Adjusted Diluted EPS of $6.19 using 45.6 million diluted shares

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new programs; whether regulatory developments or other matters may or may not have a material adverse effect on our financial position, results of operations, or liquidity; projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance; and management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, the negative of these expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: the harm to our business, results of operations, and financial condition, and harm to our university partners resulting from epidemics, pandemics, including the COVID-19 outbreak, or public health crises: the occurrence of any event, change or other circumstance that could give rise to the termination of any of our key university partner agreements; our ability to properly manage risks and challenges associated with strategic initiatives, including potential acquisitions or divestitures of, or investments in, new businesses, acquisitions of new properties and new university partners, and expansion of services provided to our existing university partners; our failure to comply with the extensive regulatory framework applicable to us either directly as a third party education services provider or indirectly through our university partners, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; competition from other education services companies in our geographic region and market sector, including competition for students, qualified executives and other personnel; the pace of growth of our university partners’ enrollment and its effect on the pace of our own growth; our ability to, on behalf of our university partners, convert prospective students to enrolled students and to retain active students to graduation; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis for our university partners; the impact of any natural disasters or public health emergencies; and other factors discussed in reports on file with the Securities and Exchange Commission, including as set forth in Part I, Item 1A of our Annual Report on Form 10-K for period ended December 31, 2020, as updated in our subsequent reports filed with the Securities and Exchange Commission on Form 10Q or Form 8-K.

Forward-looking statements speak only as of the date the statements are made.  You should not put undue reliance on any forward-looking statements.  We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Grand Canyon Education, Inc. Reports First Quarter 2021 Results

Conference Call

Grand Canyon Education, Inc. will discuss its first quarter 2021 results and full year 2021 outlook during a conference call scheduled for today, May 5, 2021 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-577-1769 (domestic and Canada) or 706-679-7806 (international), passcode 2179612 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. website at www.gce.com.

A replay of the call will be available approximately two hours following the conclusion of the call, at 855-859-2056 (domestic) or 404-537-3406 (international), passcode 2179612. It will also be archived at www.gce.com in the investor relations section for 60 days.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. (“GCE”), incorporated in 2008, is a publicly traded education services company that currently provides services to 26 university partners. GCE is uniquely positioned in the education services industry in that its leadership has 30 years of proven expertise in providing a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE provides services that support students, faculty and staff of partner institutions such as marketing, strategic enrollment management, counseling services, financial services, technology, technical support, compliance, human resources, classroom operations, content development, faculty recruitment and training, among others. For more information about GCE visit the Company's website at www.gce.com.

Grand Canyon Education, Inc., 2600 W. Camelback Road, Phoenix, AZ 85017, www.gce.com.

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Grand Canyon Education, Inc. Reports First Quarter 2021 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
(In thousands, except per share data)
Service revenue	$236,934	$221,655
Costs and expenses:
Technology and academic services	32,051	26,277
Counseling services and support	61,239	60,219
Marketing and communication	47,731	42,693
General and administrative	9,582	9,565
Amortization of intangible assets	2,105	2,105
Total costs and expenses	152,708	140,859
Operating income	84,226	80,796
Interest income on Secured Note	14,549	14,710
Interest expense	(799)	(1,546)
Investment interest and other	121	216
Income before income taxes	98,097	94,176
Income tax expense	19,985	22,791
Net income	$78,112	$71,385
Earnings per share:
Basic income per share	$1.70	$1.50
Diluted income per share	$1.69	$1.49
Basic weighted average shares outstanding	46,084	47,455
Diluted weighted average shares outstanding	46,300	47,764

Grand Canyon Education, Inc. Reports First Quarter 2021 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

	As of March 31,	As of December 31,
(In thousands, except par value)	2021	2020
ASSETS:	(Unaudited)
Current assets
Cash and cash equivalents	$225,829	$245,769
Investments	36,443	10,840
Accounts receivable, net	91,790	62,189
Interest receivable on Secured Note	5,011	5,011
Income taxes receivable	763	1,294
Other current assets	14,484	8,639
Total current assets	374,320	333,742
Property and equipment, net	131,929	128,657
Right-of-use assets	59,434	61,020
Secured Note receivable, net	964,912	964,912
Amortizable intangible assets, net	191,533	193,638
Goodwill	160,766	160,766
Other assets	2,133	1,844
Total assets	$1,885,027	$1,844,579
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$17,224	$16,583
Accrued compensation and benefits	37,307	34,248
Accrued liabilities	29,495	21,945
Income taxes payable	21,180	5,405
Deferred revenue	6,936	—
Current portion of lease liability	7,525	7,393
Current portion of notes payable	33,144	33,144
Total current liabilities	152,811	118,718
Deferred income taxes, noncurrent	22,029	20,288
Other noncurrent liabilities	107	3
Lease liability, less current portion	55,058	56,611
Notes payable, less current portion	66,344	74,630
Total liabilities	296,349	270,250
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at March 31, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 53,633 and 53,277 shares issued and 46,382 and 46,649 shares outstanding at March 31, 2021 and December 31, 2020, respectively	536	533
Treasury stock, at cost, 7,251 and 6,628 shares of common stock at March 31, 2021 and December 31, 2020, respectively	(365,721)	(303,379)
Additional paid-in capital	281,163	282,467
Accumulated other comprehensive loss	(120)	—
Retained earnings	1,672,820	1,594,708
Total stockholders’ equity	1,588,678	1,574,329
Total liabilities and stockholders’ equity	$1,885,027	$1,844,579

Grand Canyon Education, Inc. Reports First Quarter 2021 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
(In thousands)	2021	2020

Cash flows provided by operating activities:
Net income	$78,112	$71,385
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	3,019	2,656
Depreciation and amortization	5,426	4,989
Amortization of intangible assets	2,105	2,105
Deferred income taxes	1,776	1,688
Other, including fixed asset impairments	65	289
Changes in assets and liabilities:
Accounts receivable and interest receivable from university partners	(29,601)	(28,451)
Other assets	(6,166)	(6,742)
Right-of-use assets and lease liabilities	165	544
Accounts payable	971	3,957
Accrued liabilities	10,714	5,972
Income taxes receivable/payable	16,305	19,174
Deferred rent	6,936	8,153
Net cash provided by operating activities	89,827	85,719
Cash flows used in investing activities:
Capital expenditures	(8,911)	(6,085)
Additions of amortizable content	(90)	(56)
Purchases of investments	(31,337)	—
Proceeds from sale or maturity of investments	5,519	4,263
Net cash used in investing activities	(34,819)	(1,878)
Cash flows used in financing activities:
Principal payments on notes payable	(8,286)	(8,286)
Repurchase of common shares including shares withheld in lieu of income taxes	(69,342)	(65,706)
Net proceeds from exercise of stock options	2,680	72
Net cash used in financing activities	(74,948)	(73,920)
Net increase (decrease) in cash and cash equivalents and restricted cash	(19,940)	9,921
Cash and cash equivalents and restricted cash, beginning of period	245,769	122,572
Cash and cash equivalents and restricted cash, end of period	$225,829	$132,493
Supplemental disclosure of cash flow information
Cash paid for interest	$895	$1,546
Cash paid for income taxes	$230	$250
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$876	$899
Allowance for credit losses of $5,000, net of taxes of $1,168 from adoption of ASU 2016-13	$—	$3,832
ROU Asset and Liability recognition	$1,586	$6,775

Grand Canyon Education, Inc. Reports First Quarter 2021 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA  (Non-GAAP Financial Measure)

Adjusted EBITDA is defined as net income plus interest expense, less interest income and other gain (loss) recognized on investments, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) contributions to private Arizona school tuition organizations in lieu of the payment of state income taxes; (ii) loss on transaction; (iii) share-based compensation, and (iv) unusual charges or gains, such as litigation and regulatory reserves, impairment charges and asset write-offs, and exit or lease termination costs. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period and does not consider the items for which we make adjustments (as listed above) to be reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool in that, among other things it does not reflect:

●	cash expenditures for capital expenditures or contractual commitments;

●	changes in, or cash requirements for, our working capital requirements;

●	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

●	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended
	March 31,
	2021	2020

	(Unaudited, in thousands)
Net income	$78,112	$71,385
Plus: interest expense	799	1,546
Less: interest income on Secured Note	(14,549)	(14,710)
Less: investment interest and other	(121)	(216)
Plus: income tax expense	19,985	22,791
Plus: amortization of intangible assets	2,105	2,105
Plus: depreciation and amortization	5,426	4,989
EBITDA	91,757	87,890
Plus: share-based compensation	3,019	2,656
Plus: estimated litigation and regulatory reserves	814	305
Adjusted EBITDA	$95,590	$90,851

Non-GAAP Net Income and Non-GAAP Diluted Income Per Share

The Company believes the presentation of non-GAAP net income and non-GAAP diluted income per share information that excludes amortization of intangible assets allows investors to develop a more meaningful understanding of the Company’s performance over time. Accordingly, for the three-months ended March 31, 2021 and 2020, the table below provides reconciliations of these non-GAAP items to GAAP net income and GAAP diluted income per share, respectively:

	Three Months Ended
	March 31,
	2021	2020

	(Unaudited, in thousands except per share data)
GAAP Net income	$78,112	$71,385
Amortization of intangible assets	2,105	2,105
Income tax effects of adjustments(1)	(429)	(509)
As Adjusted, Non-GAAP Net income	$79,788	$72,981

GAAP Diluted income per share	$1.69	$1.49
Amortization of intangible assets (2)	$0.03	$0.04
As Adjusted, Non-GAAP Diluted income per share	$1.72	$1.53

(1)	The income tax effects of adjustments are based on the effective income tax rate applicable to adjusted (non-GAAP) results.
(2)	The amortization of acquired intangible assets per diluted share is net of an income tax benefit of $0.01 and $0.01 for the three months ended March 31, 2021 and 2020, respectively.